Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson (tjohnson@ezem.com)	Ann Marie Fields (afields@lhai.com )
(800) 544-4624	x3317	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com )
(310) 691-7100
www.lhai.com

HOLD FOR PHONE RELEASE ON APRIL 1, 2008

E-Z-EM, INC. ANNOUNCES COMPLETION OF MERGER

LAKE SUCCESS, NY (April 1, 2008) – E-Z-EM, Inc. (NASDAQ: EZEM) announced today it had completed the merger of Eagle Acquisition Sub, Inc., a wholly owned subsidiary of Bracco Diagnostics, Inc. (Bracco), the US-based subsidiary of Bracco Imaging S.p.A. and part of the Bracco Group, with and into E-Z-EM, and the other transactions contemplated by the Agreement and Plan of Merger, dated as of October 30, 2007, among Bracco, Eagle Acquisition, E-Z-EM and, for the limited purposes specified therein, Bracco Imaging. Under the terms of the merger agreement, each outstanding common share of E-Z-EM was converted into the right to receive $21.00 in cash, without interest and less any required withholding tax. E-Z-EM is now a wholly owned subsidiary of Bracco.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company is the developer of VoLumen®, a patent-pending, next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®, the first family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation, and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive world-wide manufacturer and marketer of RSDL for military services and first-responder organizations. RSDL is a patented, broad-spectrum liquid chemical warfare agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

About the Bracco Group

Bracco Imaging S.p.A is one of the world leading companies in the imaging agent business, with products sold in over 80 countries. Bracco Diagnostics, Inc. is the U.S. subsidiary of Bracco Imaging which is headquartered in Milan, Italy.

Bracco Imaging is a subsidiary of Bracco S.p.A, holding company of the Bracco Group, which also markets Ethical and OTC pharmaceutical products in Italy as well as Advanced Medical Technology systems on a world wide basis. Furthermore, the Bracco Group offers diagnosis services through the Milan-based Centro Diagnostico Italiano (Italian Diagnostic Center).

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Forward Looking Statements

The statements made in this document contain certain forward-looking statements. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond E-Z-EM’s control. Such risks and uncertainties may include: the ability of E-Z-EM to develop its products, unexpected costs or liabilities resulting from the merger transaction, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the fiscal year ended June 2, 2007 and its Form 10-Q for the quarter ended December 1, 2007. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.